EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
AMCOL International Corporation:

        We consent to the incorporation by reference in the registration statements (Nos. 33-34109, 33-55540, 33-73350, 333-00581, 333-56017, 333-68664
and 333-110500) on Form Form S-8 of AMCOL International Corporation of our report dated April 27, 2005, with respect to management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K/A of AMCOL International Corporation.

        Our report dated April 21, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that AMCOL International Corporation did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness in the design of internal controls, which did not address the financial statement accounting considerations arising from income tax matters, or the timing of recording of changes in accounting estimates relating to income taxes of foreign subsidiaries. This control weakness resulted in material errors in the accounting for income taxes, which were identified during the course of the 2004 audit. The material errors led to (i) a restatement of the financial results for the interim periods ended September 30, 2004 in order to both recognize the expected federal income tax refunds relating to certain deductions and credits claimed in amended tax returns filed in September 2004 as well as correct the deferred income tax assets and income taxes payable recorded by a wholly-owned Company subsidiary in the United Kingdom and (ii) a restatement of beginning retained earnings for the year ended December 31, 2001 to reflect the estimate of the refund resulting from certain state tax deductions claimed in amended tax returns filed in September 2004.


                                              KPMG LLP

Chicago, Illinois
April 27, 2005